Exhibit 15.2

We hereby consent to the incorporation by reference in the Registration Statement of Sunrise New Energy Co., Ltd. on Form F-3 (File No. 333-272386) and Form S-8 (File No. 333-267105) of our report dated May 16, 2023, except for the effects of the restatement related to Notes 18, 19, 20 and 23, as to which the date is December 22, 2023, with respect to our audit of the consolidated financial statements of Sunrise New Energy Co., Ltd. as of and for the year ended December 31, 2022 appearing in the Annual Report on Form 20-F/A of Sunrise New Energy Co., Ltd. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of the Registration Statement of Form F-3.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

December 22, 2023